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TABLE OF CONTENTS

EXHIBIT (a)(1)(A)

        Offer to Purchase
by
LyondellBasell Industries N.V.

Up to 37,000,000 of its Ordinary Shares
At a Cash Purchase Price Not Greater than $88.00 per Share Nor Less than $77.00 per Share and Not to Exceed 110% of the Daily VWAP on the Expiration Date
CUSIP: N53745100

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 8, 2019, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

        LyondellBasell Industries N.V., a Dutch public company with limited liability (the "Company," "LyondellBasell," "we," "us" or "our"), invites our shareholders to tender up to 37,000,000 of our issued and outstanding ordinary shares, par value €0.04 per share (each, a "Share," and collectively, "Shares"), for purchase by us at a price calculated as described herein that is the lesser of (i) a price not greater than $88.00 nor less than $77.00 per Share, and (ii) a price that equals 110% of the Daily VWAP (as defined below) on the Expiration Date (the "Final Price Cap"), to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the "Offer to Purchase"), in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal") and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the "Offer").

        Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders, and the Final Price Cap. This single per Share price (the "Final Purchase Price") will be the lesser of (i) the lowest single purchase price, not greater than $88.00 nor less than $77.00 per Share, that would allow us to purchase 37,000,000 Shares, or all Shares properly tendered and not properly withdrawn in the event that fewer than 37,000,000 Shares are properly tendered and not properly withdrawn, and (ii) the Final Price Cap. If the Final Price Cap is determined to be less than $77.00 per Share, which is the low end of the price range in the Offer, we will not purchase any Shares tendered in the Offer, unless we decide, in our sole discretion, to amend or extend the Offer in accordance with applicable law. In this Offer to Purchase, we refer to the "Daily VWAP" as the daily per share volume-weighted average price for our Shares on the New York Stock Exchange (the "NYSE"), as defined in more detail herein. We will determine the final Daily VWAP promptly after the close of trading on the NYSE on the Expiration Date, and we will announce the final Daily VWAP, and the corresponding Final Price Cap, no later than 4:30 p.m., New York City time, on the Expiration Date.

        We will not purchase any Shares tendered at prices in excess of the Final Purchase Price. Since the Final Purchase Price cannot exceed the Final Price Cap, we will therefore not purchase any Shares tendered at prices in excess of the Final Price Cap. As a result, if the price at which you tender your Shares in the Offer exceeds the Final Price Cap announced by us no later than 4:30 p.m., New York City time, on the Expiration Date based on the Daily VWAP for that day, your Shares will not be purchased in the Offer. Similarly, if all Shares tendered in the Offer are tendered at prices that exceed the Final Price Cap, or if the Final Price Cap is determined to be less than $77.00 per Share, which is the low end of the price range in the Offer, we will not purchase any Shares tendered in the Offer.

        Throughout the Offer, the Daily VWAP will be available at https://www.LYBtenderoffer.com and from the Information Agent (as defined herein) which may be contacted at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will determine the Daily VWAP for the Expiration Date promptly after the close of trading on the NYSE, and we will announce the Daily VWAP for the Expiration Date and the Final Price Cap, no later than 4:30 p.m., New York City time, on the Expiration Date. As used herein, the "Daily VWAP" will be determined using Bloomberg command "LYB UN <Equity> VAP." The Daily VWAP for the Expiration Date and the Final Price Cap will also be available by that time at https://www.LYBtenderoffer.com.

        Upon the terms and subject to the conditions of the Offer, if 37,000,000 Shares or fewer are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. All Shares acquired, if any, in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of proration, "Odd Lot" priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if more than 37,000,000 Shares are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date.

        We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to 10% of its outstanding Shares as of May 31, 2019, including any restrictions or limitations contemplated on such repurchases, as approved by the shareholders of the Company at its annual general meeting of shareholders held that date (the "2019 Shareholder Authorization"). In accordance with the rules of the Securities and Exchange Commission (the "SEC"), if more than 37,000,000 Shares are tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Shareholder Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

        As of May 31, 2019, we had 370,325,943 issued and outstanding Shares (excluding 29,884,337 treasury Shares), and the 37,000,000 Shares that we are offering to purchase hereunder represent approximately 10.0% of our issued and outstanding Shares. Assuming that the maximum of 37,000,000 Shares are tendered in the Offer at the maximum Final Purchase Price of $88.00 per Share, the aggregate purchase price will be approximately $3,256,000,000. Assuming that the maximum of 37,000,000 Shares are tendered in the Offer at the minimum Final Purchase Price of $77.00 per Share, the aggregate purchase price will be approximately $2,849,000,000. The Daily VWAP for June 7, 2019, the last full trading day prior to the commencement of the Offer, was $79.2761 and 110% of that amount was $87.2037.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

        The Shares are listed and traded on the NYSE under the trading symbol "LYB." On June 7, 2019, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $79.22 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC OR MORGAN STANLEY & CO. LLC (TOGETHER, THE "DEALER

MANAGERS"), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE "INFORMATION AGENT"), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

        THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

        If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Information Agent for the Offer is:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Shareholders, Banks and Brokers
Call Toll-Free: 1 (866) 300-8594
The Dealer Managers for the Offer are:

J.P. Morgan Securities LLC	Morgan Stanley & Co. LLC
383 Madison Avenue	1585 Broadway
New York, New York 10179	New York, New York 10036
Direct: 1 (212) 622-4401	Call Toll-Free: 1 (855) 483-0952
Call Toll-Free: 1 (877) 371-5947

Offer to Purchase dated June 10, 2019

 IMPORTANT

        If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at one (1) minute after 11:59 P.M., New York City time, on July 8, 2019 (unless the Offer is extended):

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

  •
  if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

  •
  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

  •
  if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

  •
  if you are a holder of restricted stock units ("RSUs") or performance share units ("PSUs"), you may only tender Shares that you have acquired through vesting of RSUs or vesting of earned PSUs; or

  •
  if you hold Shares through an account with Solium Capital LLC ("Solium Shareworks") on the Solium Shareworks Platform (a "Shareworks Account"), such Shares may be tendered in the Offer by following the procedures described in the Letter to Current and Former LyondellBasell Employees who own Shares held on the Solium Shareworks Platform attached to our Issuer Tender Offer Statement on Schedule TO (the "Schedule TO").

        If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered At Price Determined Under The Offer." If you agree to accept the Final Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $77.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at $77.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. The low end of the price range in the Offer is below the last reported sale price of the Shares on the NYSE on June 7, 2019, the last full trading day prior to the commencement of the Offer, which was $79.22 per Share. However, the Final Purchase Price is subject to and will not exceed the Final Price Cap. To the extent that the Final Price Cap is determined to be less than $77.00 per Share, which is the low end of the price range in the Offer, your Shares will not be purchased.

        On May 31, 2019, the Company announced that its Board of Directors had declared a quarterly dividend of $1.05 per Share to be paid on June 17, 2019 to each shareholder of record on June 10, 2019, regardless of whether such shareholder tenders its Shares in the Offer.

        We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

        You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

        THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the "Offer to Purchase"), the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"), and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the "Offer"). To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

        The issuer of the Shares, LyondellBasell Industries N.V., a Dutch public company with limited liability (the "Company," "LyondellBasell," "we," "us" or "our"), is offering to purchase the Shares (as defined below). See Section 1.

What is LyondellBasell offering to purchase?

        We are offering to purchase up to 37,000,000 of our issued and outstanding ordinary shares, par value €0.04 per share (each, a "Share," and collectively, "Shares"), at a price calculated as described herein that is the lesser of (i) a price not greater than $88.00 nor less than $77.00 per Share, and (ii) a price that equals 110% of the Daily VWAP (as defined below) on the Expiration Date (as defined below) (the "Final Price Cap"), to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. See Section 1.

What is the purpose of the Offer?

        We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of allocating capital to maximize value for our shareholders and other stakeholders. The Offer also provides a mechanism for completing our authorized share repurchase program more rapidly than would be possible through open market repurchases.

        The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

        If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

How many Shares will we purchase in the Offer?

        Upon the terms and subject to the conditions of the Offer, we will purchase up to 37,000,000 Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will select the lowest single purchase price, not greater than $88.00 nor less than $77.00 per Share, and not to exceed the Final Price Cap, that will allow us to purchase 37,000,000 Shares, or all Shares properly tendered and not properly withdrawn in the event that fewer than 37,000,000 Shares are properly tendered and not properly withdrawn. This single per Share price (the "Final Purchase Price") will be the lesser of (i) the lowest single purchase price, not greater than $88.00 nor less than $77.00 per Share, that would allow us to purchase 37,000,000 Shares, or all Shares properly tendered and not properly withdrawn in the event that fewer than 37,000,000 Shares are properly tendered and not properly withdrawn, and (ii) the Final Price Cap. If the Final Price Cap is determined to be less than $77.00 per Share, which is the low end of the price range in the Offer, we will not purchase any Shares tendered in the Offer, unless we decide, in our sole discretion, to amend or extend the Offer in accordance with applicable law. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

        In this Offer to Purchase, we refer to the "Daily VWAP" as the daily per share volume-weighted average price for our Shares on the New York Stock Exchange (the "NYSE"), as defined in more detail herein. We will determine the final Daily VWAP promptly after the close of trading on the NYSE on the Expiration Date, and we will announce the final Daily VWAP, and the corresponding Final Price Cap, no later than 4:30 p.m., New York City time, on the Expiration Date.

        As of May 31, 2019, we had 370,325,943 issued and outstanding Shares (excluding 29,884,337 treasury Shares), and the 37,000,000 Shares that we are offering to purchase hereunder represent approximately 10.0% of our issued and outstanding Shares. As of June 1, 2019, an aggregate of 4,165,383 Shares remained available for future awards under the LyondellBasell Industries Long-Term Incentive Plan (the "LYB LTIP"), and approximately 3.9 million Shares were subject to currently outstanding options, restricted stock units ("RSUs") and performance share units ("PSUs") (assuming payout at maximum performance levels) awarded under the LYB LTIP. See Section 11.

        Assuming that the maximum of 37,000,000 Shares are tendered in the Offer at the maximum Final Purchase Price of $88.00 per Share, the aggregate purchase price will be approximately $3,256,000,000. Assuming that the maximum of 37,000,000 Shares are tendered in the Offer at the minimum Final Purchase Price of $77.00 per Share, the aggregate purchase price will be approximately $2,849,000,000. The Daily VWAP for June 7, 2019, the last full trading day prior to the commencement of the Offer, was $79.2761 and 110% of that amount was $87.2037. See Section 8.

        We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to 10% of its outstanding Shares, including any restrictions or limitations contemplated on such repurchases, as approved by the shareholders of the Company at its annual general meeting of shareholders held on May 31, 2019 (the "2019 Shareholder Authorization"). See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), if more than 37,000,000 Shares are tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Shareholder Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

        We are conducting the Offer through a procedure commonly called a modified "Dutch auction." This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Final Purchase Price is $88.00 to $77.00 per Share. The Final Purchase Price will be a single per Share price, equal to the lesser of (i) the lowest single purchase price, not greater than $88.00 nor less than $77.00 per Share, that would allow us to purchase 37,000,000 Shares, or all Shares properly tendered and not properly withdrawn in the event that fewer than 37,000,000 Shares are properly tendered and not properly withdrawn, and (ii) the Final Price Cap. If the Final Price Cap is determined to be less than $77.00 per Share, which is the low end of the price range in the Offer, we will not purchase any Shares tendered in the Offer, unless we decide, in our sole discretion, to amend or extend the Offer in accordance with applicable law. We will purchase all Shares at the Final Purchase Price, less any applicable withholding taxes and without interest, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

        If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled "Shares Tendered At Price Determined Under The Offer" (in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered") in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $77.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at $77.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the NYSE on June 7, 2019, the last full trading day prior to the commencement of the Offer, which was $79.22 per Share, and could be below the last reported sale price of the Shares on the NYSE on the Expiration Date.

        If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

        Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

Why does the Offer include the Final Price Cap?

        We have included the Final Price Cap to ensure compliance with the 2019 Shareholder Authorization and the Dutch Civil Code.

Can the Final Price Cap cause my Shares to be purchased at a price lower than the price specified, or deemed specified, by me pursuant to my tender?

        No. We will not purchase any Shares tendered at prices in excess of the Final Price Cap. If you do not designate a specific price, but instead agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at the minimum purchase price of $77.00, which is the low end of the price range in the Offer. If the Final Price Cap is determined to be less than the low end of the price range, we will not purchase any Shares tendered in the Offer, unless we decide, in our sole discretion, to amend or extend the Offer in accordance with applicable law.

Does the Final Price Cap have the potential to lower the price at which my Shares will be purchased in the Offer compared to what the price would have been without the Final Price Cap?

        Yes, but not to a price that is lower than the price specified, or deemed specified by you, pursuant to your tender. The Final Purchase Price will be the lesser of (i) the lowest single purchase price, not greater than $88.00 nor less than $77.00 per Share, that would allow us to purchase 37,000,000 Shares, or all Shares properly tendered and not properly withdrawn in the event that fewer than 37,000,000 Shares are properly tendered and not properly withdrawn, and (ii) the Final Price Cap. As a result, the purchase price at which your Shares will be purchased could be lower than what it would have been without the Final Price Cap. If the price specified, or deemed specified by you, pursuant to your tender exceeds the Final Price Cap, your Shares will not be purchased in the Offer. If all of the Shares tendered in the Offer are tendered at prices in excess of the Final Price Cap or if the Final Price Cap is determined to be less than the low end of the price range in the Offer, we will not purchase any Shares in the Offer, unless we decide, in our sole discretion, to amend or extend the Offer in accordance with applicable law. See Section 7.

If I tender my Shares at the low end of the price range in the Offer, or agree to accept the Final Purchase Price, can I be sure that Shares tendered by me will be purchased in the Offer, subject to proration?

        No. If the Final Price Cap is determined to be less than the low end of the price range in the Offer, we will not purchase any Shares tendered in the Offer, unless we decide, in our sole discretion, to amend or extend the Offer in accordance with applicable law. In addition, the Offer is subject to a number of other important conditions. See Section 7.

How will we pay for the Shares?

        Assuming that the maximum of 37,000,000 Shares are tendered in the Offer at the maximum Final Purchase Price of $88.00 per Share, the aggregate purchase price will be approximately $3,256,000,000. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $3.26 billion.

        We intend to pay for the Shares with a combination of existing cash resources and borrowings under the Three-Year Credit Agreement, dated as of March 29, 2019 (the "Credit Agreement"), by and among the Company, as guarantor, LYB Americas Finance Company LLC, as borrower (the "Borrower"), Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank, N.A. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners.

        The Credit Agreement provides for a $4.0 billion senior unsecured delayed draw term loan credit facility that matures on March 29, 2022. Borrowings under the Credit Agreement may be made on up to six occasions between the closing date and December 31, 2019. Borrowings under the Credit Agreement will bear interest at a rate per annum equal to (i) with respect to Eurodollar Rate Loans, LIBOR plus the applicable margin and (ii) with respect to Base Rate Loans, the Base Rate (as defined in the Credit Agreement), plus the applicable margin. The applicable margin is determined by reference to the Company's current credit ratings and will be in the range of 0.875% to 1.750% for Eurodollar Rate Loans and the range of 0% to 0.750% for Base Rate Loans. Currently, the applicable margin that would accrue on any loans under the Credit Agreement is 1.125% for Eurodollar Rate Loans and 0.125% for Base Rate Loans.

        As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that borrowings under the Credit Agreement are not available at the Expiration Date. See Section 9.

        In accordance with the rules of the SEC, if more than 37,000,000 Shares are tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Shareholder Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires. The Offer will expire one (1) minute after 11:59 P.M., New York City time, on July 8, 2019, unless we extend or terminate the Offer (such date and time, as they may be extended, the "Expiration Date"). When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.

        Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

        Certain shareholders who hold their Shares through an account with Solium Capital LLC ("Solium Shareworks") on the Solium Shareworks Platform (a "Shareworks Account") will receive additional information pertaining to the timing of delivery and format of the documents necessary to tender their Shares in the Offer. Such shareholders, and only such shareholders, who wish to tender their Shares in the Offer should review and complete the Letter to Current and Former LyondellBasell Employees who own Shares held on the Solium Shareworks Platform attached to the Schedule TO.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

        Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

        If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to the Schedule TO describing the amendment to the Offer. See Section 14.

Are there any conditions to the Offer?

        Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

  •
  that not all Shares tendered in the Offer are tendered at prices in excess of the Final Price Cap and that the Final Price Cap is not determined to be lower than the low end of the price range in the Offer;

  •
  no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

  •
  no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

  •
  no decrease of more than 10% in the sale price of the Shares on the New York Stock Exchange Index or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on June 7, 2019, the last full trading day prior to the commencement of the Offer, shall have occurred;

  •
  no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after June 10, 2019, nor shall any material escalation of any war or armed hostilities which had commenced prior to June 10, 2019, have occurred;

  •
  no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

  •
  no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

  •
  no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

  •
  no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

  •
  we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from the NYSE or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        If any of the conditions in Section 7 is not satisfied, we may:

  •
  terminate the Offer and return all tendered Shares to the tendering shareholders;

  •
  extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;

  •
  waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

  •
  delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

Is the Offer subject to any conditions related to the Final Price Cap?

        Yes. The conditions to the Offer include, among others, that not all Shares tendered in the Offer are tendered at prices in excess of the Final Price Cap and that the Final Price Cap is not determined to be lower than the low end of the price range in the Offer. If either of these conditions, or any of the other conditions to the Offer, is not satisfied in our reasonable judgment or waived on or prior to the Expiration Date, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to applicable law. See Section 7.

How do I tender my Shares?

        If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

  •
  if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), at the address appearing on the back cover page of this Offer to Purchase;

  •
  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

  •
  if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

  •
  if you are a holder of RSUs or PSUs, you may only tender the underlying Shares that you have acquired through vesting of RSUs or vesting of earned PSUs; or

  •
  if you hold Shares in a Shareworks Account, such Shares may be tendered in the Offer by following the procedures described in the Letter to Current and Former LyondellBasell Employees who own Shares held on the Solium Shareworks Platform attached to the Schedule TO.

        If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

        You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

        Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by one (1) minute after 11:59 P.M., New York City time, on August 5, 2019, you may also withdraw your Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

        If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase (other than if you wish to withdraw your Shares after the Final Price Cap has been determined, in which case, the written notice of withdrawal is required to be delivered by email to the Depositary at canoticeofguarantee@computershare.com). Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

How do I tender my Shares after the Final Price Cap has been determined?

        If you wish to tender your Shares after the Final Price Cap has been determined, you will generally need to do so by means of delivering a Notice of Guaranteed Delivery prior to the Expiration Date and complying with the guaranteed delivery procedures described herein. See Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf.

        The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). If your Shares are held through an institution and you wish to tender your Shares after the Book-Entry Transfer Facility has closed, you must make arrangements with your institution to deliver a Notice of Guaranteed Delivery on your behalf to the Depositary via email (at canoticeofguarantee@computershare.com) prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. See Section 3.

Will I be able to withdraw Shares I tender after the Final Price Cap has been determined?

        Yes. The Final Price Cap will be announced no later than 4:30 p.m., New York City time, on the Expiration Date, which is currently anticipated to be July 8, 2019, unless the Offer is extended or terminated. You have the right to withdraw Shares you have tendered at any time before the Expiration Date. See Section 4.

        If you wish to re-tender any withdrawn Shares, and specify any changes to your purchase price, you may do so by complying with the procedures for tendering described herein. See Section 3.

How do I withdraw my tendered Shares after the Final Price Cap has been determined?

        If you are a registered holder of Shares and you wish to withdraw your Shares after the Final Price Cap has been determined, then you must deliver a written notice of withdrawal by email to the Depositary at canoticeofguarantee@computershare.com prior to one (1) minute after 11:59 p.m. on the Expiration Date. See Section 4.

        If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal by email to the Depositary at canoticeofguarantee@computershare.com on your behalf before 11:59 p.m., New York City time, on the Expiration Date. If you hold your Shares through such an institution, that institution must deliver a written notice of withdrawal with respect to any Shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a written notice of withdrawal for such Shares directly to the Depositary.

        If your Shares are held through an institution and you wish to withdraw your Shares after the Book-Entry Transfer Facility has closed, the institution must deliver a written notice of withdrawal to the Depositary prior to the end of the Expiration Date, in the form of the Book-Entry Transfer Facility's notice of withdrawal and you must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility. See Section 4.

In what order will you purchase the tendered Shares?

        If the terms and conditions of the Offer have been satisfied or waived and 37,000,000 Shares or fewer are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

        If the conditions to the Offer have been satisfied or waived and more than 37,000,000 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on the following basis:

  •
  first, we will purchase Odd Lots (as defined in Section 1) of less than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference;

  •
  second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder's Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

  •
  third, only if necessary to permit us to purchase 37,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law and the 2019 Shareholder Authorization), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by the Company.

        Therefore, because of "Odd Lot" priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 and Section 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

        If you (i) own, beneficially or of record, fewer than 100 Shares in the aggregate; (ii) properly tender all of these Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date; and (iii) complete the section(s) entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our shares will trade after the Expiration Date, and it is possible that our share price will trade above the Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will the Company's directors and executive officers tender Shares in the Offer?

        Our directors and executive officers have informed us that they will not tender any of their Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Final Purchase Price. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

        Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

        Yes. The Shares will continue to be authorized for quotation on the NYSE and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

        We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

        If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. If you hold Shares in a Shareworks Account that you acquired through the exercise of vested options, such Shares may be tendered in the Offer by following the procedures described in the Letter to Current and Former LyondellBasell Employees who own Shares held on the Solium Shareworks Platform attached to the Schedule TO. See Section 3.

If I am a holder of RSUs or PSUs, how do I participate in the Offer?

        The Offer is not extended to RSUs or PSUs that have not vested, been earned, or been paid out, and tenders of such unvested RSUs or PSUs will not be accepted. If you hold Shares that you acquired through the vesting of RSUs or the vesting of earned PSUs in a Shareworks Account, such Shares may be tendered in the Offer by following the procedures described in the Letter to Current and Former LyondellBasell Employees who own Shares held on the Solium Shareworks Platform attached to the Schedule TO. See Section 3.

What is the last reported sale price of my Shares?

        The Shares are listed and traded on the NYSE under the symbol "LYB." On June 7, 2019, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $79.22 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I receive the dividend scheduled to be paid in June 2019?

        On May 31, 2019, the Company announced that its Board of Directors had declared a quarterly dividend of $1.05 per Share to be paid on June 17, 2019 to each shareholder of record on June 10, 2019, regardless of whether such shareholder tenders its Shares in the Offer.

Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then share transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

Who should I contact with questions about the Offer?

        The Information Agent or the Dealer Managers can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Managers are J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Their contact information is set forth below.

        The Information Agent for the Offer is:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104

Shareholders, Banks and Brokers
Call Toll-Free: 1 (866) 300-8594

        The Dealer Managers for the Offer are:

J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Direct: 1 (212) 622-4401 Call Toll-Free: 1 (877) 371-5947	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 Call Toll-Free: 1 (855) 483-0952

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management's belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as "expect," "anticipate," "outlook," "could," "target," "project," "intend," "plan," "believe," "seek," "estimate," "should," "may," "assume," and "continue," as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2019. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

  •
  our ability to complete the Offer;

  •
  the price and time at which we may make any additional Share repurchases following completion of the Offer and the number of Shares acquired in such repurchases; and

  •
  changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

        We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION

To the holders of our ordinary shares:

        We invite our shareholders to tender up to 37,000,000 of our issued and outstanding ordinary shares, par value €0.04 per share (each, a "Share," and collectively, "Shares"), for purchase by us at a price calculated as described herein that is the lesser of (i) a price not greater than $88.00 nor less than $77.00 per Share, and (ii) a price that equals 110% of the Daily VWAP (as defined below) on the Expiration Date (as defined in Section 1) (the "Final Price Cap"), to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the "Offer to Purchase"), in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal") and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the "Offer").

        Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders, and the Final Price Cap. This single per Share price (the "Final Purchase Price") will be the lesser of (i) the lowest single purchase price, not greater than $88.00 nor less than $77.00 per Share, that would allow us to purchase 37,000,000 Shares, or all Shares properly tendered and not properly withdrawn in the event that fewer than 37,000,000 Shares are properly tendered and not properly withdrawn, and (ii) the Final Price Cap. If the Final Price Cap is determined to be less than $77.00 per Share, which is the low end of the price range in the Offer, we will not purchase any Shares tendered in the Offer, unless we decide, in our sole discretion, to amend or extend the Offer in accordance with applicable law.

        In this Offer to Purchase, we refer to the "Daily VWAP" as the daily per share volume-weighted average price for our Shares on the New York Stock Exchange (the "NYSE"), as defined in more detail herein. We will determine the final Daily VWAP promptly after the close of trading on the NYSE on the Expiration Date, and we will announce the final Daily VWAP, and the corresponding Final Price Cap, no later than 4:30 p.m., New York City time, on the Expiration Date.

        We will not purchase any Shares tendered at prices in excess of the Final Purchase Price. Since the Final Purchase Price cannot exceed the Final Price Cap, we will therefore not purchase any Shares tendered at prices in excess of the Final Price Cap. As a result, if the price at which you tender your Shares in the Offer exceeds the Final Price Cap announced by us no later than 4:30 p.m., New York City time, on the Expiration Date based on the Daily VWAP for that day, your Shares will not be purchased in the Offer. Similarly, if all Shares tendered in the Offer are tendered at prices that exceed the Final Price Cap, or if the Final Price Cap is determined to be less than $77.00 per Share, which is the low end of the price range in the Offer, we will not purchase any Shares tendered in the Offer.

        Throughout the Offer, the Daily VWAP will be available at https://www.LYBtenderoffer.com and from the Information Agent (as defined herein) which may be contacted at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will determine the Daily VWAP for the Expiration Date promptly after the close of trading on the NYSE, and we will announce the Daily VWAP for the Expiration Date and the Final Price Cap, no later than 4:30 p.m., New York City time, on the Expiration Date. As used herein, the "Daily VWAP" will be determined using Bloomberg command "LYB UN <Equity> VAP." The Daily VWAP for the Expiration Date and the Final Price Cap will also be available by that time at https://www.LYBtenderoffer.com.

        We may not purchase all of the Shares tendered at or below the Final Purchase Price because of proration, "Odd Lot" priority and conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if, subject to the Final Price Cap, 37,000,000 Shares or fewer are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to 10% of its outstanding Shares, including any restrictions or limitations contemplated on such repurchases, as approved by the shareholders of the Company at its annual general meeting of shareholders held on May 31, 2019 (the "2019 Shareholder Authorization"). See Section 1.

        On May 31, 2019, the Company announced that its Board of Directors had declared a quarterly dividend of $1.05 per Share to be paid on June 17, 2019 to each shareholder of record on June 10, 2019, regardless of whether such shareholder tenders its Shares in the Offer.

        If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC OR MORGAN STANLEY & CO. LLC (TOGETHER, THE "DEALER MANAGERS"), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE "INFORMATION AGENT"), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

        We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Managers, the Information Agent and the Depositary. See Section 15.

        As of May 31, 2019, we had 370,325,943 issued and outstanding Shares (excluding 29,884,337 treasury Shares), and the 37,000,000 Shares that we are offering to purchase hereunder represent approximately 10.0% of our issued and outstanding Shares. As of June 1, 2019, an aggregate of 4,165,383 Shares remained available for future awards under the LyondellBasell Industries Long-Term

Incentive Plan (the "LYB LTIP"), and approximately 3.9 million Shares were subject to currently outstanding options, restricted stock units ("RSUs") and performance share units ("PSUs") assuming payout at maximum performance levels awarded under the LYB LTIP. See Section 11.

        Assuming that the maximum of 37,000,000 Shares are tendered in the Offer at the maximum Final Purchase Price of $88.00 per Share, the aggregate purchase price will be approximately $3,256,000,000. Assuming that the maximum of 37,000,000 Shares are tendered in the Offer at the minimum Final Purchase Price of $77.00 per Share, the aggregate purchase price will be approximately $2,849,000,000. The Daily VWAP for June 7, 2019, the last full trading day prior to the commencement of the Offer, was $79.2761 and 110% of that amount was $87.2037.

        If 37,000,000 Shares or fewer are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price. The Shares are listed and traded on the NYSE under the symbol "LYB." On June 7, 2019, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $79.22 per Share. However, the Final Purchase Price is subject to and will not exceed the Final Price Cap. To the extent that the minimum purchase price exceeds Final Price Cap, your Shares will not be purchased. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

        The addresses and phone numbers for our principal executive offices are: Fourth Floor, One Vine Street, London, WIJ 0AH, United Kingdom (telephone number: 44 (0) 207 220 2600); 1221 McKinney St., Suite 300, Houston, Texas, USA 77010 (telephone number: (713) 309 7200); and Delftseplein 27E, 3013 AA, Rotterdam, The Netherlands (telephone number: 31 (0)10 275 5500).

THE OFFER

1.  Number of Shares; Price; Proration

        Upon the terms and subject to the conditions of the Offer, we will purchase 37,000,000 Shares, or all Shares properly tendered and not properly withdrawn in the event that fewer than 37,000,000 Shares are properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if 37,000,000 Shares or fewer are properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

        The term "Expiration Date" means one (1) minute after 11:59 P.M., New York City time, on July 8, 2019, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as $77.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $88.00 nor less than $77.00 per Share, at which they are willing to sell their Shares to us under the Offer. In the event that a shareholder specifies such a purchase price or purchase prices that exceeds the Final Purchase Price, the Company shall not purchase the Shares of such shareholder. Prices may be specified in multiples of $0.50. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders, and the Final Price Cap. The Final Purchase Price will be a single per Share price, equal to the lesser of (i) the lowest single purchase price, not greater than $88.00 nor less than $77.00 per Share, that would allow us to purchase 37,000,000 Shares, or all Shares properly tendered and not properly withdrawn in the event that fewer than 37,000,000 Shares are properly tendered and not properly withdrawn, and (ii) the Final Price Cap.

        We will pay the Final Purchase Price for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of the Final Purchase Price. As a result, if the Final Purchase Price is determined to be less than $77.00 per Share, which is the low end of the price range in the Offer, due to $77.00 per Share exceeding the Final Price Cap, we will not purchase any Shares tendered in the Offer.

        If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $77.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest), your Shares will be deemed to be tendered at $77.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at $77.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the NYSE on June 7, 2019, the last full trading day prior to the commencement of the Offer, which was $79.22 per Share, and could be below the last reported sale price of the Shares on the NYSE on the Expiration Date.

        Throughout the Offer, certain information relating to the trading price of our Shares shall be available at https://www.LYBtenderoffer.com or via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the Final Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") that we have filed with the Securities and Exchange Commission (the "SEC") relating to the Offer. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date.

        The following summarizes such information that will be available during the Offer:

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  By 4:30 p.m., New York City time, on each trading day after the commencement date of the Offer, the daily per share volume-weighted average price for our Shares on the NYSE, under the symbol "LYB" (the "Daily VWAP") and the amount equal to 110% of the Daily VWAP.

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  By 4:30 p.m., New York City time, on the Expiration Date, the final Daily VWAP for the Expiration Date and the Final Price Cap.

        We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of proration, "Odd Lot" priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if more than 37,000,000 Shares are properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense promptly following the Expiration Date.

        By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum purchase prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the 2019 Shareholder Authorization. In accordance with the rules of the SEC, if more than 37,000,000 Shares are tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Shareholder Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.

        In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The proration period and withdrawal rights also expire on the Expiration Date.

        THE OFFER IS NOT CONDITIONED ON OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

        If the terms and conditions of the Offer have been satisfied or waived and 37,000,000 Shares or fewer are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

        If the conditions to the Offer have been satisfied or waived and more than 37,000,000 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

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  first, we will purchase Odd Lots (as defined below) of less than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference;

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  second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder's Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

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  third, only if necessary to permit us to purchase 37,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law and the 2019 Shareholder Authorization), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by the Company.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

        As we noted above, we may elect to purchase more than 37,000,000 Shares in the Offer, subject to applicable law and the 2019 Shareholder Authorization. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots

        The term "Odd Lots" means all Shares tendered by any person (such person, an "Odd Lot Holder") who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

        If proration of tendered Shares is required, we will determine the proration for each shareholder tendering Shares, if any, promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each shareholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

        As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees' names, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

        We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of maximizing value for our shareholders and other stakeholders, allocating capital and returning a significant amount of cash to our shareholders. The Offer also provides a mechanism for completing our authorized share repurchase program more rapidly than would be possible through open market repurchases. If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them.

        The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offer, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

        We believe that the Offer is an efficient way to improve shareholder return. On May 31, 2019, our shareholders approved a share repurchase program of up to 10% of our outstanding Shares. The full amount of Shares approved for repurchase under the 2019 Shareholder Authorization is 37,032,594. As of the date hereof, we have not repurchased any Shares pursuant to the 2019 Shareholder Authorization. Accordingly, as of June 10, 2019, we have approximately 37 million Shares remaining available for repurchase under the 2019 Shareholder Authorization. Following the completion or termination of the Offer, we intend to continue to repurchase Shares from time to time, subject to applicable law and the 2019 Shareholder Authorization or any subsequent share repurchase authorization approved by our shareholders. The amount of Shares we purchase and the timing of any such repurchases will also depend on a number of other factors, including our share price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments and blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives. Based on our experience, we currently believe we should be able to accomplish our additional repurchase goals through private block purchases and market transactions. Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten (10) business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Certain Effects of the Offer

        As of May 31, 2019, we had 370,325,943 issued and outstanding Shares (excluding 29,884,337 treasury Shares), and the 37,000,000 Shares that we are offering to purchase hereunder represent approximately 10.0% of our issued and outstanding Shares.

        If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These shareholders will also continue to bear the risks associated with owning the Shares. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future.

        There will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE and the conditions of the Offer, our purchase of Shares under the Offer will not cause our remaining outstanding Shares to be delisted from the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and comply with proxy rules in connection with meetings of our shareholders. Our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

        The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        On May 31, 2019, the Company announced that its Board of Directors had declared a quarterly dividend of $1.05 per Share to be paid on June 17, 2019 to each shareholder of record on June 10, 2019, regardless of whether such shareholder tenders its Shares in the Offer.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE

PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        We intend to hold the Shares we acquire pursuant to the Offer. Such Shares may be disposed upon a resolution of the Board of Directors without further shareholder action or may be retired with authorization from our annual general meeting of shareholders.

Plans and Proposals

        Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers, reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

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  any material change in our present dividend policy, our indebtedness (other than as described in Section 9), or capitalization;

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  any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

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  any material change in our corporate structure or business;

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  any class of our equity securities becoming delisted from the NYSE, or ceasing to be authorized to be quoted on the NYSE;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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  the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

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  the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program, employee stock purchase plan and the grant of RSUs, PSUs or stock options to employees in the ordinary course of business; or

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  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.  Procedures for Tendering Shares

Proper Tender of Shares

        For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

        In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must complete the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" by either (i) checking the box in the subsection entitled "Shares Tendered At Price Determined Under The Offer," which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled "Shares Tendered At Price Determined By Shareholder," indicating the price at which Shares are being tendered.

        Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal.

        If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled "Shares Tendered At Price Determined Under The Offer" (in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered") in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $77.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at $77.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering shareholders wish to indicate a specific price (in multiples of $0.50) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled "Shares Tendered At Price Determined By Shareholder" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

        Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

        Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. It is the tendering shareholder's responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery

        No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal, or

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  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Exchange Act Rule 17Ad-15 (an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

        If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

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  one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

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  any other documents required by the Letter of Transmittal.

        Odd Lot Holders who tender all of their Shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

        The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL

NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

        The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

        If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

  •
  the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two (2) NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent's Message.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (at canoticeofguarantee@computershare.com) or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery form is available at https://www.LYBtenderoffer.com and is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.

Tendering Your Shares After the Final Price Cap Has Been Determined

        Subject to any extensions of the Offer, the Final Price Cap will be available no later than 4:30 p.m., New York City time, on the Expiration Date.

        If you are a registered holder of Shares (which includes persons holding certificated Shares, book-entry Shares held through the Depositary), then it is unlikely that you will be able to deliver an original executed letter of transmittal (and, in the case of certificated Shares, your share certificates) to the Depositary prior to the Expiration Date after the Final Price Cap has been determined. Accordingly, in such a case, if you wish to tender your Shares after the Final Price Cap has been determined, you will generally need to do so by means of delivering a Notice of Guaranteed Delivery and complying with the guaranteed delivery procedures described above.

        If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, participants in the Book-Entry Transfer Facility whose name appears on the Book-Entry Transfer Facility security position listing as the owner of Shares will still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary via email (at canoticeofguarantee@computershare.com). If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

        As described above under "Guaranteed Delivery," once the Notice of Guaranteed Delivery is delivered, which must occur prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date, you or your institution will have two (2) NYSE trading days following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next NYSE trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the website described above.

Procedures for Stock Options

        We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise in the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

Procedures for RSUs and PSUs

        We are not offering, as part of the Offer, to purchase RSUs or PSUs that have not vested, been earned or been paid out, and tenders of such unvested RSUs or PSUs will not be accepted.

Procedures for Tendering Shares Held in Shareworks Accounts

        To tender Shares that you hold in a Shareworks Account, you must follow the procedures described in the Letter to Current and Former LyondellBasell Employees who own Shares held on the Solium Shareworks Platform attached to the Schedule TO.

Return of Unpurchased Shares

        If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a shareholder's certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

        All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement

        It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a "net long position" equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

        A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (i) the shareholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates

        Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A. as transfer agent at the toll-free number 1 (877) 456-7920 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. Those certificates will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact Computershare Trust Company, N.A. immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any certificates delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.  Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by one (1) minute after 11:59 P.M., New York City time, on August 5, 2019, you may also withdraw your Shares at any time thereafter.

        If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (other than if you wish to withdraw your Shares after the

Final Price Cap has been determined, in which case, the written notice of withdrawal is required to be delivered by email to the Depositary at canoticeofguarantee@computershare.com). Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

        If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Withdrawing Your Shares After the Final Price Cap Has Been Determined

        Subject to any extensions of the Offer, the Final Price Cap will be available no later than 4:30 p.m., New York City time, on the Expiration Date.

        If you are a registered holder of Shares and you wish to withdraw your Shares after the Final Price Cap has been determined, then you must deliver via email a written notice of withdrawal to the Depositary at canoticeofguarantee@computershare.com prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. Medallion guarantees will not be required for such withdrawal notices.

        If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, if you beneficially own Shares that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your Shares the institution through which your Shares are held must deliver via email a written notice of withdrawal to the Depositary at canoticeofguarantee@computershare.com prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility's notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5.  Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

  •
  determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering shareholders, and

  •
  accept for payment up to 37,000,000 Shares (or such greater number as we may elect to purchase, subject to applicable law and the 2019 Shareholder Authorization) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. Subject to the 2019 Shareholder Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, "Odd Lot" priority and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Final Purchase Price per share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required.

        We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration for each shareholder tendering Shares and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

        Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

        We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person unless evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6.  Conditional Tender of Shares

        In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

        Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Final Purchase Price and pursuant to the "Shares Tendered At Price Determined Under The Offer" alternative is greater than 37,000,000 (or such greater number as we may elect to purchase, subject to applicable law and the 2019 Shareholder Authorization) so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

        After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 37,000,000 (or such greater number as we may elect to purchase, subject to applicable law and the 2019 Shareholder Authorization) then, to the extent feasible, we will select for purchase, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such number of Shares.

7.  Conditions of the Offer

        The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

  •
  that not all Shares tendered in the Offer are tendered at prices in excess of the Final Price Cap and that the Final Price Cap is not determined to be lower than the low end of the price range in the Offer;

  •
  there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

  •
  make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

  •
  make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

  •
  delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

  •
  materially and adversely affect our or our subsidiaries' or our affiliates' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

  •
  there has occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

    •
    a decrease of more than 10% in the sale price of the Shares on the New York Stock Exchange Index or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies, in each case measured from the close of trading on June 7, 2019, the last trading day prior to the commencement of the Offer;

    •
    the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after June 10, 2019;

    •
    any material escalation of any war or armed hostilities which had commenced prior to June 10, 2019;

    •
    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

    •
    any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

    •
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to June 10, 2019);

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to June 10, 2019, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

  •
  any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

  •
  any change or changes have occurred or are threatened in our or our subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

  •
  we determine that the consummation of the Offer and the purchase of the Shares may (i) cause the Shares to be held of record by fewer than 300 persons or (ii) cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above is not satisfied, we may:

  •
  terminate the Offer and return all tendered Shares to the tendering shareholders;

  •
  extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

  •
  waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

  •
  delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.  Price Range of Shares; Dividends

        The Shares are listed and traded on the NYSE under the trading symbol "LYB." The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Shares on the NYSE and the cash dividends per Share declared:

	High	Low	Cash Dividends Declared
2017
First Quarter	$97.64	$85.66	$0.85
Second Quarter	$92.03	$78.01	$0.90
Third Quarter	$100.69	$82.54	$0.90
Fourth Quarter	$111.62	$96.20	$0.90
2018
First Quarter	$121.49	$103.15	$1.00
Second Quarter	$118.54	$99.43	$1.00
Third Quarter	$115.95	$102.10	$1.00
Fourth Quarter	$105.78	$78.52	$1.00
2019
First Quarter	$90.36	$81.69	$1.00
Second Quarter (through June 7, 2019)	$93.82	$73.96	$1.05

        Consistent with past practice, our Board of Directors expects to continue to declare and pay quarterly dividends, with the goal of increasing the dividend over time after giving consideration to our cash balances and expected results from operations. The payment of dividends or distributions in the future will be subject to the requirements of Dutch law and the discretion of our Board of Directors. Any dividend payment must be approved by the Board of Directors. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions. There can be no assurance that any dividends or distributions will be declared or paid in the future.

        On May 31, 2019, the Company announced that its Board of Directors had declared a quarterly dividend of $1.05 per Share to be paid on June 17, 2019 to each shareholder of record on June 10, 2019, regardless of whether such shareholder tenders its Shares in the Offer.

        On June 7, 2019, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on the NYSE was $79.22 per Share. Shareholders are urged to obtain current market quotations for the Shares.

9.  Source and Amount of Funds

        Assuming that the maximum of 37,000,000 Shares are tendered in the Offer at the maximum Final Purchase Price of $88.00 per Share, the aggregate purchase price will be approximately $3,256,000,000. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $3.26 billion.

        We intend to pay for the Shares with a combination of existing cash resources and borrowings under the Three-Year Credit Agreement, dated as of March 29, 2019 (the "Credit Agreement"), by and among the Company, as guarantor, LYB Americas Finance Company LLC, as borrower (the "Borrower"), Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank, N.A. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners.

        The Credit Agreement provides for a $4.0 billion senior unsecured delayed draw term loan credit facility that matures on March 29, 2022. Borrowings under the Credit Agreement may be made on up to six occasions between the closing date and December 31, 2019. Borrowings under the Credit Agreement will bear interest at a rate per annum equal to (i) with respect to Eurodollar Rate Loans, LIBOR plus the applicable margin and (ii) with respect to Base Rate Loans, the Base Rate, as defined in the Credit Agreement, plus the applicable margin. The applicable margin is determined by reference to the Company's current credit ratings and will be in the range of 0.875% to 1.750% for Eurodollar Rate Loans and the range of 0% to 0.750% for Base Rate Loans. Currently, the applicable margin that would accrue on any loans under the Credit Agreement is 1.125% for Eurodollar Rate Loans and 0.125% for Base Rate Loans.

        The Credit Agreement contains customary representations and warranties of each of the Company and the Borrower. The Credit Agreement requires the Company to maintain a maximum consolidated leverage ratio and contains certain restrictive covenants regarding, among other things, secured indebtedness and subsidiary indebtedness, and mergers and sales of assets, all substantially consistent with our $2,500 million senior unsecured revolving credit facility. The term loans are not subject to any mandatory prepayment requirements, and may be prepaid at the option of the Borrower at any time (subject to customary notice and minimum amount requirements) without premium or penalty.

        The Credit Agreement contains customary events of default, including nonpayment of principal when due, nonpayment of interest or other amounts after a customary grace period, violation of covenants (subject, in the case of certain of such covenants, to a 30-day grace period), incorrectness of representations and warranties in any material respect, cross acceleration and cross payment default to material indebtedness, bankruptcy or other insolvency events of the Company or its material subsidiaries (with a customary grace period for involuntary events), material monetary judgments, ERISA events, actual or asserted invalidity of loan documents and changes of control.

        The lenders have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

        As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that borrowings under the Credit Agreement are not available at the Expiration Date.

        The foregoing summary description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms of the Credit Agreement, which is filed as Exhibit (d)(9) to the Schedule TO and which is incorporated herein by reference. The foregoing summary may not contain all of the information about the Credit Agreement that is important to you. We encourage you to read the Credit Agreement carefully and in its entirety.

10.  Certain Information Concerning Us

  General

        We are a global, independent chemical company that is one of the world's top independent chemical companies based on revenues. We participate globally across the petrochemical value chain and are an industry leader in many of our product lines. Our chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstocks into plastic resins and other chemicals. Our chemical products tend to be basic building blocks for other chemicals and plastics, while our plastic products are typically used in large volume applications. Our customers use our plastics and chemicals to manufacture a wide range of products that people use in their everyday lives including food packaging, home furnishings, automotive components, paints and coatings. Our refining business consists of our Houston refinery, which processes crude oil into refined products such as gasoline, diesel and jet fuel.

        LyondellBasell Industries N.V. was incorporated under Dutch law in October 2009. The addresses and phone numbers for our principal executive offices are: Fourth Floor, One Vine Street, London, WIJ 0AH, United Kingdom (telephone number: 44 (0) 207 220 2600); 1221 McKinney St., Suite 300, Houston, Texas, USA 77010 (telephone number: (713) 309 7200); and Delftseplein 27E, 3013 AA, Rotterdam, The Netherlands (telephone number: 31 (0)10 275 5500). Our website is located at https://www.lyondellbasell.com. Information contained on our website is not a part of the Offer.

Availability of Reports and Other Information

        We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

        These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC's site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC's website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

        The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2018	February 21, 2019
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019	April 26, 2019
Current Reports on Form 8-K	February 8, 2019, March 5, 2019, March 29, 2019 and May 31, 2019

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at LyondellBasell Industries N.V., 4th Floor, One Vine Street, London W1J 0AH, United Kingdom. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at https://www.lyondellbasell.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        A list of our directors and executive officers as of June 10, 2019, is attached to this Offer to Purchase as Schedule I.

Beneficial Ownership

        As of May 31, 2019, we had 370,325,943 issued and outstanding Shares (excluding 29,884,337 treasury Shares), and the 37,000,000 Shares that we are offering to purchase hereunder represent approximately 10.0% of our issued and outstanding Shares.

        As of May 31, 2019, our directors and executive officers as a group (22 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of 1,143,432 Shares (including Shares that such persons had the right to purchase within sixty (60) days of May 31, 2019, pursuant to outstanding options and RSUs) representing less than 1% of the total issued and outstanding Shares (including the Shares and RSUs referred to in the preceding parenthetical) as of May 31, 2019. Assuming we purchase 37,000,000 Shares and that our directors and executive officers do not tender any Shares pursuant to the Offer, then, after the Offer, our directors and executive officers as a group will beneficially own less than 1% of the total issued and outstanding Shares.

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, our directors and executive officers have informed us that they will not tender any of their Shares in the Offer.

        The following table sets forth certain information with respect to the beneficial ownership of our Shares by each of our directors and executive officers. The address of each of our directors and executive officers is care of LyondellBasell Industries N.V., 4th Floor, One Vine Street, London W1J 0AH, United Kingdom. We based the Share amounts on each person's beneficial ownership of our Shares as of May 31, 2019. The number of Shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any Shares as to which the individual has either sole or shared voting power or investment power and also any Shares that the individual has the right to acquire within sixty (60) days through the exercise of any stock option or other right. The individuals set forth in the table below, individually and in the aggregate, beneficially own less than 1% of our outstanding Shares as of May 31, 2019. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the Shares set forth in following table:

			Stock Options Exercisable Within 60 days
	Number of
Name	Shares	RSUs(1)
Jacques Aigrain	9,483	—	—
Lincoln Benet	3,766	—	—
Jagjeet Bindra(2)	16,172	—	—
Robin Buchanan	41,445	—	—
Stephen Cooper	26,368	—	—
Nance Dicciani	16,654	—	—
Claire Farley	10,148	—	—
Isabella Goren	8,474	—	—
Michael Hanley	201	—	—
Albert Manifold	—	—	—
Bob Patel(3)	201,140	—	476,631
Rudy van der Meer	15,671	—	—
Thomas Aebischer	20,174	—	80,215
Daniel Coombs	12,625	—	44,826
Jeffrey Kaplan	18,646	—	37,552
James Guilfoyle	9,208	—	20,935
Paul Augustowski	11,454	—	10,189
Darleen Caron	—	—	3,240
Massimo Covezzi	11,929	—	15,670
Dale Friedrichs	2,972	—	2,919
Richard Roudeix	5,397	—	9,328
Anup Sharma	—	—	—
All directors and executive officers as a group (22 persons)	441,927	—	701,505

(1)
Represents units (each equivalent to a Share) that will vest within sixty (60) days (i.e., on or before July 29, 2019).

(2)
Includes 9,200 Shares owned by the Bindra Family Revocable Trust. Mr. Bindra disclaims beneficial ownership of such Shares except to the extent of any pecuniary interest therein.

(3)
Includes 188,129 Shares held in a family trust. Mr. Patel disclaims beneficial ownership of such Shares except to the extent of any pecuniary interest therein.

        The following table presents the ownership on the dates indicated in the notes below of the only persons known by us as of May 31, 2019, to beneficially own more than 5% of our Shares, based upon statements on Schedule 13D or Schedule 13G, as applicable, filed by such persons with the SEC.

	Shares Beneficially Owned
Name and Address	Number	Percentage(1)
Certain affiliates of Access Industries, LLC(2) 730 Fifth Ave., 20th Floor, New York, NY 10019	76,693,367	20.7%
The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	24,805,145	6.7%
BlackRock, Inc.(4) 55 East 52nd Street, New York, NY 10055	22,575,050	6.1%
Capital World Investors(5) 333 South Hope Street, Los Angeles, CA 90071	20,068,059	5.4%

(1)
All percentages are based on 370,325,943 Shares outstanding as of May 31, 2019.

(2)
The information shown is as of November 14, 2018 and is based on a Schedule 13D/A filed with the SEC on November 14, 2018. Access Industries, LLC is a privately-held U.S. industrial group which controls directly or indirectly AI International Chemicals S.à r.l. and certain other entities that are recordholders of our outstanding Shares (collectively, the "Access Recordholders"). Len Blavatnik controls Access Industries and may be deemed to beneficially own the Shares held by one or more of the Access Recordholders. Access Industries and each of its affiliated entities and the officers, partners, members, and managers thereof (including, without limitation, Mr. Blavatnik), other than the applicable Access Recordholder, disclaim beneficial ownership of any Shares owned by the Access Recordholders.

(3)
The information shown is as of December 31, 2018 and is based on a Schedule 13G/A filed with the SEC on February 12, 2019, by The Vanguard Group reporting beneficial ownership of the Company's stock as of December 31, 2018, on behalf of its direct and indirect subsidiaries including Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The shareholder reports sole voting power with respect to 380,216 Shares and sole dispositive power with respect to 24,352,626 Shares.

(4)
The information shown is as of December 31, 2018 and is based on a Schedule 13G filed with the SEC on February 6, 2019, by BlackRock, Inc. reporting beneficial ownership of the Company's stock as of December 31, 2018, on behalf of its direct and indirect subsidiaries including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., iShares (DE) I Investmentaktiengesellschaft mit Teilgesellsc, BlackRock Japan Co., Ltd., BlackRock Fund Management Company S.A., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. The shareholder reports sole voting power with respect to 19,706,802 Shares and sole dispositive power with respect to 22,575,050 Shares.

(5)
The information shown is as of December 31, 2018 and is based on a Schedule 13G filed with the SEC on February 14, 2019, by Capital World Investors reporting beneficial ownership of the Company's stock as of December 31, 2018. The shareholder reports sole voting power and sole dispositive power with respect to 20,068,059 Shares.

Securities Transactions

        Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, our affiliates or our subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the sixty (60) days prior to the date hereof, except for the following transactions:

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares	Disposition or Grant Price as Applicable
Jacques Aigrain	05/30/2019	Annual grant of RSUs	4,199	—
Lincoln Benet	05/30/2019	Annual grant of RSUs	2,197	—
Jagjeet Bindra	05/30/2019	Annual grant of RSUs	2,197	—
Robin Buchanan	05/30/2019	Annual grant of RSUs	2,197	—
Stephen Cooper	05/30/2019	Annual grant of RSUs	2,197	—
Nance Dicciani	05/30/2019	Annual grant of RSUs	2,197	—
Claire Farley	05/30/2019	Annual grant of RSUs	2,197	—
Isabella Goren	05/30/2019	Annual grant of RSUs	2,197	—
Michael Hanley	05/30/2019	Annual grant of RSUs	2,197	—
Rudy van der Meer	05/30/2019	Annual grant of RSUs	2,197	—
Albert Manifold	05/31/2019	Annual grant of RSUs	2,290	—
Jacques Aigrain	05/31/2019	Forfeiture of Shares (to cover tax withholding on RSU vesting)	1,519	$74.25
Lincoln Benet	05/31/2019	Forfeiture of Shares (to cover tax withholding on RSU vesting)	780	$74.25
Jagjeet Bindra	05/31/2019	Forfeiture of Shares (to cover tax withholding on RSU vesting)	221	$74.25
Robin Buchanan	05/31/2019	Forfeiture of Shares (to cover tax withholding on RSU vesting)	303	$74.25
Nance Dicciani	05/31/2019	Forfeiture of Shares (to cover tax withholding on RSU vesting)	259	$74.25
Claire Farley	05/31/2019	Forfeiture of Shares (to cover tax withholding on RSU vesting)	196	$74.25
Rudy van der Meer	05/31/2019	Forfeiture of Shares (to cover tax withholding on RSU vesting)	205	$74.25

Arrangements Concerning the Shares

        Equity Award Plans.    We are authorized to grant RSUs, stock options, PSUs and other cash and stock awards under the LYB LTIP. The Compensation Committee of our Board of Directors determines the recipients of the equity awards, the type of awards, the required performance measures, and the timing and duration of each grant. The maximum number of Shares reserved for issuance under the LYB LTIP is 22,000,000. As of June 1, 2019, there were 4,165,383 Shares remaining available for issuance assuming maximum payout for PSUs. Upon share exercise or payment, Shares are issued from our treasury shares.

        Special Recognition and Retention Award.    We periodically grant "off-cycle" awards to key employees in connection with promotions, recruitment and retention efforts, succession planning, or significant accomplishments or achievements. These awards are made under the terms and conditions of the LYB LTIP and typically consist of combinations of RSUs, PSUs and stock options.

        Employee Stock Purchase Plan.    We maintain the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan (the "ESPP") to allow eligible employees to purchase Shares at a price equal to 90% of the lesser of the fair market value of our Shares on the first (1st) trading day and the last trading day of the relevant three (3)-month purchase period. Employees may authorize the Company to withhold amounts ranging from 1% to 10% of their compensation, as defined in the ESPP, for contribution towards ESPP purchases. The ESPP currently does not include a non-423(b) plan. The ESPP was initially approved by the Company's shareholders at the Company's 2012 annual meeting and most recently amended, with shareholder approval, in 2018 to extend the term of the ESPP until October 1, 2021. As of June 1, 2019, there were approximately 1.0 million Shares remaining for issuance (of the original 1.5 million reserved) under the ESPP.

        Director Equity Compensation.    Under our non-executive director compensation program, each non-executive member of our Board of Directors (other than the Chairman of our Board of Directors) is granted an equity-based annual retainer award with the value at the time of issuance of approximately $170,000. The Chairman of our Board of Directors is granted an annual equity-based retainer award with the value at the time of issuance of approximately $325,000. Such awards are made effective as of the date of the May Board meeting in the form of grants of RSUs, in accordance with the LYB LTIP, and vest on the one (1)-year anniversary of the date of grant. In addition, in lieu of cash compensation, each non-executive member of our Board of Directors may elect to receive the equivalent value in Shares, which are paid on a quarterly basis.

        Share Repurchase Authorization.    At our annual general meeting of shareholders held on May 31, 2019, the shareholders approved a proposal authorizing our Board of Directors to repurchase up to 10% of the Company's outstanding Shares until November 30, 2020, or approximately 37 million Shares. The authorization is subject to a limitation that any repurchases (whether open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements) must occur at prices ranging from the nominal value of our shares up to 110% of the market price for our Shares. The "market price" for our Shares (i) for open market or privately negotiated repurchases, is the price for our Shares on the NYSE at the time of the transaction; (ii) for self-tender offers, is the volume weighted average price for our Shares on the NYSE during a period, determined by the Board of Directors, of no less than one and no greater than five consecutive trading days immediately prior to the expiration of the tender offer; and (iii) for accelerated repurchase arrangements, is the volume weighted average price for our shares on the NYSE over the term of the arrangement. The volume weighted average price for any number of trading days is calculated as the arithmetic average of the daily volume weighted average price on those trading days. For purposes of the Offer, the Board of Directors has determined that the market price will be the Daily VWAP on the Expiration Date as determined using Bloomberg command "LYB UN <Equity> VAP" on such date.

        As of the date hereof, we have not repurchased any Shares pursuant to the 2019 Shareholder Authorization. Accordingly, as of June 10, 2019, we have approximately 37 million Shares remaining available for repurchase under the 2019 Shareholder Authorization.

        The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

        Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.  Certain Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.  Certain Tax Considerations

        The following summary contains a description of certain U.K. and U.S. federal income tax considerations regarding the exchange of Shares for cash pursuant to the Offer. It is not a comprehensive discussion of all the tax considerations that may be relevant to a decision to exchange the Shares, it is not applicable to all categories of investors, some of which may be subject to special rules, and it does not specifically address all of the U.K. and U.S. federal income tax considerations applicable to any particular holder. It is based upon the tax laws of the United Kingdom and the United States in effect as of the date of this Offer to Purchase, which are subject to change, possibly with retroactive effect, and to differing interpretations.

        Holders of Shares are advised to consult their own tax advisors about the particular U.K. and U.S. federal, state, local and other income tax consequences to them of participating in the Offer.

Certain U.K. and Dutch Tax Considerations

        In May 2013, we announced the planned migration of the tax domicile of LyondellBasell Industries N.V. from The Netherlands, where LyondellBasell Industries N.V. is incorporated, to the United Kingdom. On August 28, 2013, the Dutch and the U.K. competent authorities completed a mutual agreement procedure under article 4, paragraph 4 of the UK-Netherlands double taxation convention, signed September 26, 2008, as amended, and issued a ruling that retroactively as of July 1, 2013, LyondellBasell Industries N.V. should be treated solely as a tax resident in the United Kingdom and is subject to the U.K. corporate income tax system.

        As a result, the proceeds from the repurchase of Shares pursuant to the Offer by LyondellBasell Industries N.V. are not subject to Dutch withholding tax. The proceeds from the repurchase of Shares of non-U.K. shareholders pursuant to the Offer also are not subject to nonresident U.K. withholding tax as the United Kingdom currently does not levy a nonresident withholding tax on dividend distributions nor, as a general matter (and subject to certain specific rules) levy capital gains tax on a disposal of shares by non-resident shareholders which do not have a branch, agency or permanent establishment in the United Kingdom.

        Holders are strongly urged to consult their tax advisors to determine the applicability of the rules discussed and the particular tax consequences of the Offer to them in light of their particular circumstances, including tax return reporting requirements, the application and effect of any U.K. tax laws and the effect of any proposed changes in the tax laws.

Certain U.S. Federal Income Tax Considerations For U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer. This discussion applies only to beneficial owners of Shares that are "U.S. Holders," as defined below, that hold Shares as "capital assets" for U.S. federal income tax purposes (generally, property held for investment). This discussion is based upon the provisions U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that make mark-to-market elections with respect to Shares;

  •
  banks or other financial institutions;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  grantor trusts;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  U.S. expatriates;

  •
  persons subject to the alternative minimum tax;

  •
  persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction; or

  •
  persons that own or have owned, directly, indirectly, or constructively, 10% or more of the total combined voting power or value, if any, of our Shares.

        Except where specifically described below, this discussion assumes that we are not a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes. Please see the discussion under the heading "Passive Foreign Investment Company Rules" below.

        In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold

Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other passthrough entities or arrangements that hold Shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or any other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        Investors are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offer arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-Tendering U.S. Holders

        The Offer generally will not result in any U.S. federal income tax consequences to non-tendering U.S. Holders.

Tender of Shares Pursuant to the Offer

        Characterization of the Purchase—Distribution vs. Sale Treatment.    The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

        Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a "complete termination" of all such U.S. Holder's equity interest in the Company, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder (together, the "Section 302 tests"). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding Shares owned by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the percentage of the Shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of Shares for cash will generally satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company's management should generally be treated as "not essentially equivalent to a dividend." U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder's Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a "conditional tender" under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder's Shares must be purchased by us if any such Shares so tendered are purchased.

        Sale or Exchange Treatment.    If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the "sale or exchange" of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder's tax basis in the Shares exchanged therefor. Generally, a U.S. Holder's tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one (1) year as of the date of the exchange. Long-term capital gain is subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.

        Distribution Treatment.    If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the "sale or exchange" of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution with respect to the U.S. Holder's Shares. The amount of any distribution made to a U.S. Holder with respect to Shares generally will be included in such holder's gross income as dividend income in the year actually or constructively received by the Depositary, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder's adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder. As a non-U.S. company, we do not maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, it is expected that any amounts treated as distributions generally will be reported to U.S. Holders as dividends.

        Any amounts we pay that are treated as dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under Section 243 of the Code. With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends paid with respect to Shares may be eligible to be taxed at favorable rates applicable to "qualified dividend income," provided that (1) the Shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year and (3) certain other requirements are met.

        Any amounts we pay that are treated as dividends generally would be treated as foreign source income for foreign tax credit purposes. Although dividends we pay are not subject to U.K. or Netherlands tax, treating a dividend as foreign source income could increase the amount of foreign taxes on other income that could be claimed by a U.S. Holder as a foreign tax credit. However, under Section 904(h) of the Code, dividends paid by a non-U.S. corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated, for foreign tax credit purposes, as U.S. source income (rather than foreign source income) to the extent the foreign corporation earns U.S. source income. We have not made a determination whether Section 904(h) of the Code would apply to us, and we do not maintain calculations of the relative amount of our U.S. source income. U.S. Holders should consult their own tax advisors regarding the possible impact if Section 904(h) of the Code were to apply.

Passive Foreign Investment Company Rules

        Special adverse U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of subsidiaries, either:

  •
  at least 75% of its gross income is "passive income" or

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  at least 50% of the gross average quarterly value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

        For this purpose, passive income generally includes, among other things, dividends, interest, rents and royalties not derived in an active business, gains from the disposition of passive assets and gains from commodities transactions.

        Although the application of the PFIC rules is not entirely clear, based on current estimates of our income and the value of our assets, (including amounts expected to be received as a result of the Offer), including goodwill, we do not believe that we will be classified as a PFIC for our current taxable year, nor do we currently expect to become a PFIC in the foreseeable future. This conclusion is based on projected expenditures and income and on the fair market value of our assets, (including amounts expected to be received as a result of the Offer), including goodwill, as of the date of the offering. The market value of our assets, in particular goodwill, could change, and our activities, assets and income may differ from our projection. Accordingly, we cannot assure you that we are not currently a PFIC. If we are treated as a PFIC, U.S. Holders may be subject to adverse tax consequences upon an exchange of Shares pursuant to the Offer, including the requirement to pay tax at certain maximum rates and pay an interest charge with respect to their tax liability. U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Backup Withholding and Information Reporting

        In general, payments of the proceeds of an exchange of Shares pursuant to the Offer paid within the United States or through certain United States-connected financial intermediaries to a U.S. Holder are subject to information reporting and may be subject to backup withholding unless the holder (i) establishes that it is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) with respect to backup withholding, provides an accurate taxpayer identification number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred.

        Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

        Certain U.S. Holders are required to report information to the IRS with respect to their investment in Shares unless certain requirements are met. Investors who fail to report required information can become subject to substantial penalties. Prospective investors are encouraged to consult their tax advisors regarding the implications of this requirement on their investment in our Shares.

        The above discussion is not intended to constitute a complete analysis of all tax consequences relating to participating in the Offer. You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14.  Extension of the Offer; Termination; Amendment

        We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's Shares.

        We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law and the 2019 Shareholder Authorization, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  •
  subject to the 2019 Shareholder Authorization, we increase or decrease the price range to be paid for Shares or increase or decrease the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one (1) minute after 11:59 P.M., New York City time.

        In accordance with the rules of the SEC, if more than 37,000,000 Shares are tendered in the Offer at or below the Final Purchase Price, subject to the 2019 Shareholder Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

15.  Fees and Expenses

        We have retained J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC to act as the Dealer Managers in connection with the Offer. The Dealer Managers may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Managers will receive a reasonable and customary fee for these services. We have also agreed to indemnify the Dealer Managers against liabilities in connection with the Offer, including liabilities under the federal securities laws.

        The Dealer Managers and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

        In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Managers may from time to time hold Shares in their proprietary accounts, and, to the extent they own Shares in these accounts at the time of the Offer, the Dealer Managers may tender the Shares pursuant to the Offer.

        We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

16.  Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR

PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

LyondellBasell Industries N.V.

June 10, 2019

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF LYONDELLBASELL INDUSTRIES N.V.

        The following table sets forth the names and positions of the directors and executive officers of LyondellBasell Industries N.V. The address of each of our directors and executive officers is care of LyondellBasell Industries N.V., 4th Floor, One Vine Street, London W1J 0AH, United Kingdom (telephone number: 44 (0) 207 220 2600).

Name	Position(s)
Officers
Bhavesh V. Patel	Chief Executive Officer
Thomas Aebischer	Executive Vice President and Chief Financial Officer
Darleen Caron	Executive Vice President and Chief Human Resources Officer
Jeffrey Kaplan	Executive Vice President and Chief Legal Officer
Daniel Coombs	Executive Vice President, Global Manufacturing, Projects and Refining
James Guilfoyle	Executive Vice President, Advanced Polymer Solutions and Global Supply Chain
Paul Augustowski	Senior Vice President, Olefins and Polyolefins, Americas
Massimo Covezzi	Senior Vice President, Research and Development
Richard Roudeix	Senior Vice President, Olefins and Polyolefins, Europe, Asia and International
Anup Sharma	Senior Vice President, Global Business Services
Dale Friedrichs	Vice President, Health, Safety, Environment and Security
Directors
Jacques Aigrain	Chairman of the Board
Lincoln Benet	Director
Jagjeet S. Bindra	Director
Robin Buchanan	Director
Stephen F. Cooper	Director
Nance K. Dicciani	Director
Claire S. Fairley	Director
Bella D. Goren	Director
Michael S. Hanley	Director
Albert Manifold	Director
Bhavesh V. Patel	Director
Rudy M.J. van der Meer	Director

        The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail:	By Express or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021
By Email: canoticeofguarantee@computershare.com

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth on the following page. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104

Shareholders, Banks and Brokers
Call Toll-Free: 1 (866) 300-8594

The Dealer Managers for the Offer are:

J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Direct: 1 (212) 622-4401 Call Toll-Free: 1 (877) 371-5947	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 Call Toll-Free: 1 (855) 483-0952